EXHIBIT 21

                              LIST OF SUBSIDIARIES

         NORTH VALLEY TRADING COMPANY, a California corporation which was established in 1984 to assist customers of North Valley Bank as an export trading company.

         BANK PROCESSING, INC., a California corporation which was established in 1988 to provide data processing services to other depository institutions.

         NORTH VALLEY BANK, a California corporation which conducts a commercial and retail banking operation in California.

         NORTH VALLEY BASIC SECURITIES, the sole subsidiary of North Valley
Bank.

         SIX RIVERS NATIONAL BANK, a California corporation which conducts a commercial and retail banking operation in California.

                                       83